                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant

Check the appropriate box:


[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.



                           Ortec International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 09-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           ORTEC INTERNATIONAL, INC.
                                 3960 BROADWAY
                               NEW YORK, NY 10032

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, AUGUST 3, 1999

     The 1999 Annual Meeting of Stockholders of Ortec International, Inc. (the "Company") will be held at the Russ Berrie Medical and Science Pavilion, 1150 St. Nicholas Avenue, New York, New York, on Tuesday, August 3, 1999, at 4:30 p.m. local time, to consider and act upon the following matters:

     1. To elect six directors to serve for the ensuing year.

     2. To ratify the selection by the Board of Directors of Grant Thornton LLP as the Company's independent auditors for the current fiscal year.

     3. (a) To ratify Management's execution of a Placement Agreement with Roberts Mitani Capital LLC ("Roberts Mitani"), engaging Roberts Mitani as the Company's exclusive agent, with certain listed exceptions, for a period of not less than one nor more than twelve months, for the private placement of the Company's Common Stock and other equity securities in private placements at prices which are below the then current market value of such Common Stock or other equity securities, provided (i) such prices are not less than a price which is then thirty (30%) percent below the then current market value of the Company's Common Stock or other such equity securities and (ii) no more than 1,900,000 shares of the Company's Common Stock are issuable in all transactions entered into by the Company pursuant to such Placement Agreement.

       (b) To authorize the President or Secretary of the Company, subject to approval by the Company's Board of Directors, to enter into a placement agreement with any other placement agent for a period that will expire not later than one year after the adoption of this resolution, for the sale of shares of the Company's Common Stock or other equity securities in private placements at prices which are then below the then current value of the Company's Common Stock or such other equity securities, provided (i) such prices are not less than a price which is then thirty (30%) percent below the then current market value of the Company's Common Stock or such other equity securities and (ii) no more than an aggregate of 1,900,000 shares of the Company's Common Stock are issuable in all such transactions and in the transactions through Roberts Mitani.

     4. To authorize the Company's Board of Directors to reduce the exercise price of the Company's Class B Warrants from an exercise price of $15 per share to such lower price as the Board of Directors determines to be in the best interests of the Company, provided such reduced exercise price is no less than a price which is thirty (30%) percent below the market value of the Company's Common Stock at the time of such reduction.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record as of the close of business on June 4, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors

                                          Ron Lipstein
                                          Secretary


New York, New York
July 6, 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

                           ORTEC INTERNATIONAL, INC.
                                 3960 BROADWAY
                               NEW YORK, NY 10032

          PROXY STATEMENT FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, AUGUST 3, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ortec International, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on Tuesday, August 3, 1999, and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with a stockholder's instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998 is being mailed to all stockholders of the Company simultaneously with this Proxy Statement.

VOTING SECURITIES AND VOTES REQUIRED

     At the close of business on June 4, 1999, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 6,563,753 shares of Common Stock of the Company. Stockholders are entitled to one vote per share.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection by the Board of Directors of Grant Thornton LLP as the Company's independent auditors for the current fiscal year, the authorization of Management of the Company to enter into transactions for the sale of the Company's Common Stock in private placements at prices which are below market value and the authorization of the Board of Directors to reduce the exercise price of the Company's Class B Warrants. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 31, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each current director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Compensation of Executive Officers" below, (iii) all directors and executive officers of the

Company as a group and (iv) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock of the Company.


                                                            AMOUNT AND
                                                             NATURE OF     PERCENTAGE OF
NAME AND ADDRESS                                            BENEFICIAL      OUTSTANDING
OF BENEFICIAL OWNER                                         OWNERSHIP**    SHARES OWNED**
-------------------                                         -----------    --------------
Steven Katz*..............................................     619,962(1)        8.9%
Mark Eisenberg*...........................................     596,000           9.1
Ron Lipstein*.............................................     567,771(2)        8.2
Alain Klapholz*...........................................     415,607(3)        6.2
William Schaeffer*........................................      11,000(4)        ***
Joseph Stechler...........................................     955,166(5)       14.1
  15 Engle Street
  Englewood, NJ 07631
Steven Lilien.............................................       8,000(6)        ***
  19 Larchmont Street
  Ardsley, NY 10502
Soros Fund Management, LLC................................     847,500(7)       12.9
  888 Seventh Avenue
  33rd Floor
  New York, NY 10106
Lupa Family Partners......................................     467,400(8)        7.1
  888 Seventh Avenue
  33rd Floor
  New York, NY 10106
Pequot Capital Management, Inc............................     834,179(9)       12.4
  354 Pequot Avenue
  Southport, CT 06490
All officers and directors as a group (seven persons).....   3,173,506(1-6)     41.7


---------------
* The address of these persons is at the Company's offices, 3960 Broadway, New York, NY 10032.

** The number of shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. Included among the shares owned by such person are any shares which such person or entity has the right to acquire within 60 days after June 4, 1999. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

*** Less than 1%, based upon information available to the company.

(1) Does not include shares owned by Dr. Katz's children, their spouses and his grandchildren. Dr. Katz disclaims any beneficial interest in such shares. Includes 420,750 shares issuable to Dr. Katz upon his exercise of outstanding options and warrants.

(2) Includes 33,600 shares owned by Mr. Lipstein's minor children. Mr. Lipstein disclaims any beneficial interest in such 33,600 shares. Also includes 305,000 shares issuable to Mr. Lipstein and 15,000 to his minor children upon his and their exercise of outstanding options and warrants.


(3) Includes 33,000 shares owned by Mr. Klapholz's 5 minor children. Mr. Klapholz disclaims any beneficial interest in such 33,000 shares. Also includes 120,000 shares issuable to Mr. Klapholz upon his exercise of outstanding options.


(4) Includes 10,000 shares issuable to Mr. Schaeffer upon his exercise of outstanding options.

(5) Includes shares owned by Stechler & Company and 30,000 shares owned by a charitable foundation of which Mr. Stechler and another member of his family are the trustees. Also includes 210,500 shares to be issued by the Company to Mr. Stechler or Stechler & Company upon their exercise of outstanding options or warrants. Does not include 1,314,900 shares held in investment accounts for clients of Stechler & Company. Stechler & Co.'s investment power over such investment accounts may be terminated at any time by such clients.

(6) Consists of shares underlying options granted under the Company's Employee Stock Option Plan.


(7) 823,800 of the shares of Common Stock are held directly for the account of Quasar International Partners, C.V. ("Quasar"). Soros Fund Management LLC ("SFM LLC") serves as principal investment manager to Quasar and, as such, has been granted investment discretion over the 823,800 shares of Common Stock held for the account of Quasar pursuant to an investment advisory contract entered into with SFM LLC, which is terminable within sixty days. The remaining 23,700 shares of Common Stock are held for the account of Quasar Rabbico N.V., a Netherlands Antilles corporation ("Quasar Rabbico"). Quasar Rabbico is a wholly-owned subsidiary of Quasar. Investment discretion granted to SFM LLC by Quasar does not extend to portfolio investments of Quasar Rabbico. Stechler & Company currently exercises investment discretion over the 23,700 shares of Common Stock held for the account of Quasar Rabbico, pursuant to an investment advisory contract which is terminable within sixty days.


(8) Lupa Family Partners ("Lupa") is a New York limited partnership. In his capacity as one of two general partners, Mr. George Soros exercises voting and dispositive power with respect to securities held for the account of Lupa. Stechler & Company currently exercises investment discretion over the shares of Common Stock held for the account of Lupa, pursuant to an investment advisory contract which is terminable within sixty days.

(9) Shares held by three investment funds. The Company believes that Pequot Capital Management, Inc. has sole or shared investment and/or voting power for these shares. Includes 81,153 shares issuable upon exercise of outstanding warrants.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by Management. Each director will be elected to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. There are no family relationships between or among any officers or directors of the Company.

NOMINEES

     Set forth below for each nominee as a director of the Company is his name and age, position with the Company, principal occupation and business experience during the past five years and the date of the commencement of each director's term as a director.

NAME                                    AGE                   POSITION
----                                    ---                   --------
Steven Katz, Ph.D.....................  54     President, Chief Executive Officer and
                                                 Chairman of the Board of Directors
Dr. Mark Eisenberg....................  61     Senior Vice President, Research and
                                                 Development and Director
Ron Lipstein..........................  43     Secretary, Treasurer, Chief Financial
                                                 Officer and Director
Alain M. Klapholz.....................  42     Vice President, Operations and
                                               Director
Joseph Stechler.......................  47     Director
Steven Lilien, Ph.D...................  52     Director

     Steven Katz, a founder of the Company, has been a director of the Company since its inception in 1991 and was elected Chairman of its Board of Directors in September 1994. He has been employed by the

Company since 1991. Dr. Katz has also been a professor of Economics and Finance at Bernard M. Baruch College in New York City since 1972. He has a Ph.D. in Finance and Statistics as well as an MBA and MS in Operations Research, both from New York University.

     Dr. Mark Eisenberg, a founder of the Company, has been a director and Senior Vice President of the Company since 1991. Dr. Eisenberg has also been a consultant to the Company since 1991. See "Eisenberg Consulting Agreement". He has been a physician in private practice in Sydney, Australia, since 1967. He is a member and co-founder of the Dystrophic Epidermolysis Bullosa ("EB") clinic at the Prince of Wales Hospital for children in Sydney, Australia. He has done extensive research on EB disease.

     Ron Lipstein, a founder of the Company, has been the Secretary, Treasurer, Chief Financial Officer and a director of the Company since 1991. He has been employed by the Company since 1991. Mr. Lipstein is a certified public accountant.

     Alain M. Klapholz, a founder of the Company, has been a Vice President and a director of the Company since 1991. He has been employed by the Company since 1991. Mr. Klapholz has an MBA from New York University.

     Joseph Stechler has been a director of the Company since 1992. He has been President and CEO of Stechler & Company, an investment management firm, since 1986, and from 1990 to January 1997, he was the general partner of Old Ironsides Capital, L.P., an investment fund. Prior to 1986, he was a securities analyst with several investment firms. Mr. Stechler has a JD degree from Columbia University and an LLM degree in corporate law from New York University.

     Steven Lilien was elected a director of the Company in February 1998. He has been chairman of the accounting department of Bernard M. Baruch College in New York City for the past eleven years and is currently the Weinstein Professor of Accounting there. He is a certified public accountant and has a Ph.D. in accounting and finance and an MS, both from New York University.

     On February 10, 1998, the Board of Directors of the Company established an Audit Committee and a Stock Option Committee. The Board of Directors does not have a Nominating Committee or a Compensation Committee, and the usual functions of such committees are performed by the entire Board of Directors.

     Audit Committee. The functions of the Audit Committee include recommendations to the Board of Directors with respect to the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement. The current members of the Audit Committee are Messrs. Lipstein, Stechler and Lilien.

     Stock Option Committee. The Stock Option Committee determines the persons to whom options should be granted under the Company's stock option plans and the number of options to be granted to each person. The current members of the Stock Option Committee are Messrs. Katz, Lipstein and Stechler.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors. Non-employee directors of the Company are compensated for their services and attendance at meetings through the grant of options pursuant to the Company's Employee Stock Option Plan.

EXECUTIVE OFFICERS

     Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. Three of the Company's four executive officers, Steven Katz, Ron Lipstein and Alain Klapholz, are also directors of the Company. Information with regard to such persons is set forth above under the heading "Nominees."

     The remaining executive officer is Mr. William Schaeffer, age 51, the Company's Chief Operating Officer since May 1998. Prior to joining the Company, Mr. Schaeffer was employed by Johnson & Johnson for more than 25 years. His last position was Vice President, Quality Assurance Worldwide for Johnson & Johnson's Cordis, Inc., where he was also a member of its Management Board. Mr. Schaeffer has also held senior management positions at Johnson & Johnson's Ethicon, Inc., Johnson & Johnson Cardiovascular and Ortho Diagnostics, Inc. His responsibilities have included process development, manufacturing and quality assurance for a broad range of medical devices developed, produced and distributed by Johnson & Johnson.

EISENBERG CONSULTING AGREEMENT

     Pursuant to a consulting agreement (the "Consulting Agreement") dated June 7, 1991, as amended on September 1, 1992, between the Company and Dr. Eisenberg, the Company has retained the services of Dr. Eisenberg as a consultant until August 31, 2005.

     Under the Consulting Agreement, Dr. Eisenberg is required to devote 20 hours per week to the Company. The Company pays Dr. Eisenberg an annual fee at the rate of $73,000. Dr. Eisenberg's fee is subject to annual increases based on certain formulas.

     In addition, Dr. Eisenberg will receive a bonus in the event that the Company files for the registration of any patent based on a significant advance that has been developed under his supervision or direction and which the Company's Board of Directors determines to have significant commercial application. The amount of any such bonus shall be determined by the Board of Directors of the Company, but shall not be less than $30,000 per patent registration, provided that bonuses may not aggregate more than $60,000 during any twelve-month period.

     Dr. Eisenberg has agreed not to compete with the Company until one year after termination of the Consulting Agreement.

SCIENTIFIC ADVISORY BOARD

     The Company has secured a number of experts in the areas of care of chronic and acute wounds and cell biology to serve on the Company's Scientific Advisory Board to advise the Company in the further development of its technology and to provide guidance for the Company's research strategy.

MEDICAL ADVISORY BOARD

     The Company has established a Medical Advisory Board consisting of persons expert in the fields of dermatology and infectious diseases to monitor the efficacy of the Company's programs and procedures for the screening and testing of potential pathogens and transmittable viruses in the Company's product.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT

     See "Eisenberg Consulting Agreement" for a description of the consulting agreement between Dr. Mark Eisenberg and the Company.

CLASS B WARRANTS

     On December 3, 1998, the Company's Board of Directors extended the expiration date of the Company's publicly traded Class B Warrants from January 19, 1999 to May 28, 1999. On April 22, 1999 the Company's Board of Directors again extended the expiration date of the Class B Warrants to November 30, 1999. In addition, the Company is presenting for shareholder approval at the Annual Meeting a resolution authorizing the Board of Directors to reduce the exercise price of the Class B Warrants (See "Proposal No. 4"). Mr. Joseph Stechler, a director of the Company, is an owner of Class B Warrants.

CHANGE OF CONTROL AGREEMENTS

     The Company's Board of Directors has authorized agreements between the Company and four of its executive officers in the event of a "change of control" of the Company. In the agreements with Dr. Katz and Messrs. Lipstein and Klapholz "change of control" is defined as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, but in any event if Messrs. Katz, Lipstein and Klapholz and Dr. Mark Eisenberg no longer constitute a majority of the Company's Board of Directors. The payments to be made to such three executive officers in the event of a change of control of the Company range from 2 to 2.99 times the compensation paid by the Company to such executive in the twelve-month period prior to the change of control. Of the 57,500 options granted to Mr. Schaeffer under the Company's Employee Stock Option Plan which are still outstanding, options to purchase 43,750 shares at $9.50 per share are exercisable in different amounts only as the Company achieves certain milestones and even after a milestone is achieved, the vesting of the portion of the options exercisable as a result of such milestone being achieved will be deferred for periods ranging from one to four years. The change of control agreement with Mr. Schaeffer will provide that such options which have not already lapsed because the time to achieve the milestone has passed, will vest immediately upon the change of control of the Company. The agreement with Mr. Schaeffer will define "change of control" as a merger or consolidation of the Company with another Company or the sale by the Company of all or substantially all of its assets. The change of control agreements with Messrs. Katz, Lipstein and Klapholz will provide that in the event that such change of control occurs, the expiration dates of all options and warrants which have been granted to such executive and which expire less than three years after such change of control, will be extended so that such options and warrants expire three years after such change of control, and that at Messrs. Katz, Lipstein or Klapholz' election, the Company will lend such executive officer upon his exercise of any of his warrants or options, interest free and repayable after three years, the funds needed by such executive officer to pay the exercise price.

     The Company believes that such payments to most, if not all, of these four executive officers will, if they are made, constitute "golden parachute" payments under the Internal Revenue Code and to the extent the change of control payments made to an individual executive officer exceeds the average annual compensation paid by the Company to such executive officer in the five year period prior to such change of control (a) such excess will not be able to be deducted by the Company in calculating its income for income tax purposes and
(b) a special excise tax equal to 20% of such excess will have to be paid by the executive officer receiving such excess payments. The change of control agreements will provide that the Company will pay such excise tax payable by such executive officer.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934


     To the best of the Company's knowledge, (i) Dr. Steven Katz and Messrs. Ron Lipstein and William Schaeffer each failed to file on a timely basis with the Securities and Exchange Commission during the fiscal year ended December 31, 1998, one report on Form 4, Mr. Schaeffer having been late in reporting one transaction and Dr. Katz and Mr. Lipstein having each been late in reporting two transactions, and (ii) Mr. Schaeffer and Dr. Steven Lilien each failed to file on a timely basis with the Securities and Exchange Commission during the fiscal year ended December 31, 1998, one report on Form 3, reporting one late transaction each. Each of such individuals are executive officers and/or directors of the Company. To the best of the Company's knowledge, all other Forms 3, 4 and 5 required to be filed in the fiscal year ended December 31, 1998 were timely filed.


BOARD MEETINGS

     In 1998, the Board of Directors, the Stock Option Committee and the Audit Committee each met or acted without a meeting pursuant to unanimous written consent, nine times, eleven times and one time, respectively.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Company during the three fiscal years ended December 31, 1998, 1997 and 1996 to the Chief Executive Officer and the Company's other executive officers whose cash compensation exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                         -------------------------------------------------
                                                                                  AWARDS                   PAYOUTS
                                              ANNUAL COMPENSATION        ------------------------   ----------------------
                                          ----------------------------   RESTRICTED      STOCK        ALL
NAME &                                     SALARY      BONUS    OTHER      STOCK      OPTION PLAN   PAYOUTS      OTHER
PRINCIPAL POSITION                 YEAR      ($)        ($)      ($)       AWARDS         (#)         ($)     COMPENSATION
------------------                 ----   ---------    ------   ------   ----------   -----------   -------   ------------
STEVEN KATZ......................  1998    200,000               9,000*                 230,750       --          --
  Chairman, CEO and                1997    130,000     45,000    8,400*     --          155,000       --          --
  President                        1996    162,451(1)      --    8,100*     --           50,000       --          --
RON LIPSTEIN.....................  1998    165,000               9,000      --          220,000       --          --
  Secretary, Treasurer,            1997    115,000     30,000    8,400*     --           80,000       --          --
  CFO and Director                 1996    135,861(1)      --    8,100*     --           25,000       --          --
ALAIN KLAPHOLZ...................  1998    150,000         --       --      --           70,000       --          --
  Vice President &                 1997    115,000     20,000       --      --           40,000       --          --
  Director                         1996    112,249(1)      --    3,500*                  10,000       --          --

---------------
 *  In lieu of health insurance.

(1) Includes $37,986, $26,923 and $16,265, paid to Dr. Katz and Messrs. Lipstein and Klapholz, respectively, in 1996 for compensation payable to such persons in 1995, but deferred for lack of funds at the Company's disposal in 1995.

BOARD COMPENSATION

     In November 1998, for services to be rendered by Messrs. Joseph Stechler and Steven Lilien as directors of the Company in 1999, Mr. Stechler and Dr. Lilien were each granted options under the Company's Employee Stock Option Plan to purchase 5,000 shares of the Company's Common Stock. At the same time, for services rendered by him in 1998 as a member of the Stock Option Committee of the Board of Directors, Mr. Stechler was granted an additional five-year option to purchase an additional 5,000 shares of the Company's Common Stock. All such options are exercisable at $12.4375 per share. On February 10, 1998, upon his becoming a director of the Company and for his services as a director in 1998, Dr. Lilien was granted a five-year option under the Company's Employee Stock Option Plan to purchase 3,000 shares of the Company's Common Stock at an exercise price of $12.00 per share.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 by the Company to the Named Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK
                                                                                               PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                                           FOR OPTION TERM
-----------------------------------------------------------------------------------------    ----------------------
(A)                        (B)              (C)               (D)               (E)            (F)          (G)
                        NUMBER OF        % OF TOTAL
                        SECURITIES      OPTIONS/SARS
                        UNDERLYING       GRANTED TO        EXERCISE
                       OPTIONS/SARS     EMPLOYEES IN     OR BASE PRICE
NAME                    GRANTED(#)     FISCAL YEAR(1)      ($/SHARE)      EXPIRATION DATE     5%($)        10%($)
----                   ------------    --------------    -------------    ---------------    --------    ----------
Steven Katz..........    230,750             35%             12.13           11/26/03        772,992     1,708,111
Ron Lipstein.........    220,000             33              12.44           11/24/03        755,975     1,670,508
Alain Klapholz.......     70,000             11              12.44           11/24/03        240,538       531,535


---------------
(1) Options to purchase a total of 673,250 shares of Common Stock were granted to the Company's employees, including the Named Officers, during the fiscal year ended December 31, 1998.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUE

     The following table sets forth certain information regarding options (which include warrants) exercisable during 1998 and the value of the options held as of December 31, 1998 by the Named Officers. None of the Named Officers exercised any options in 1998 nor did they hold any options which were not exercisable at December 31, 1998.


                                                                          VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                                                OPTIONS AT FISCAL YEAR     AT FISCAL YEAR END
NAME                                            END (ALL EXERCISABLE)     (ALL EXERCISABLE)(1)
----                                            ----------------------    --------------------
Steven Katz...................................         420,750                  $690,700
Ron Lipstein..................................         320,000                   401,250
Alain Klapholz................................         120,000                   166,875


---------------
(1) The difference between (x) the product of the unexercised options and the closing price of the Company's Common Stock on December 31, 1998, as listed on The Nasdaq SmallCap Market, less (y) the product of the unexercised options and the exercise price of such options.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     The Company does not have a Compensation Committee. The compensation of the Company's executive officers is set by the Board of Directors. Drs. Steven Katz and Mark Eisenberg and Messrs. Ron Lipstein and Alain Klapholz, all of whom are employed by the Company and three of whom are executive officers of the Company, are four of the Company's six directors and participated in the deliberations of the Company's Board of Directors concerning executive officers' compensation.

                           TOTAL SHAREHOLDER RETURNS
[PERFORMANCE GRAPH]

ANNUAL RETURN PERCENTAGE

                                                                           COMPANY/INDEX
YEARS ENDED                                     ORTEC INTERNATIONAL INC.            NASDAQ-US                 NASDAQ-PHARM
-----------                                     ------------------------            ---------                 ------------
Mar96                                                    40.00                         8.36                        3.16
Mar97                                                    23.21                        11.10                       (8.44)
Mar98                                                   128.99                        51.60                       19.52
Mar99                                                   (51.27)                       34.59                       26.96



INDEXED RETURNS

                                                                            COMPANY/INDEX
YEARS ENDED                                     ORTEC INTERNATIONAL INC.            NASDAQ-US                 NASDAQ-PHARM
-----------                                    ------------------------            ---------                 ------------
Base Period 19Jan96                                      100.00                      100.00                      100.00
Mar96                                                    140.00                      108.36                      103.16
Mar97                                                    172.50                      120.39                       94.46
Mar98                                                    395.00                      182.51                      112.89
Mar99                                                    192.50                      245.65                      143.33


     The Company's publicly traded securities commenced trading on the NASDAQ SmallCap Market January 19, 1996 as Units, each Unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant, at a price of $5.00 per Unit. On May 17, 1996, the components of the Units each became separately traded securities. Total returns presented above assume $100 invested on January 19, 1996 in the Units (and such invested amount invested entirely in the Common Stock as of May 17, 1996), the NASDAQ-US Companies Index and the NASDAQ-Pharmaceutical Companies Index.

              BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

     CORPORATE POLICY. The Company does not have a compensation committee. The Board of Directors annually reviews executive compensation and makes determinations as to the optimal level of compensation for each of the Company's executive officers. It is the philosophy of the Board of Directors that the total executive compensation package should align the financial interests of the Company's executives with the short-term and long-term goals of the Company and consequently enhance shareholder value. The key elements of the Company's current compensation program consist primarily of a base salary and equity participation through a long-term incentive plan.

     Base Salary. As a development-stage company, it is difficult to compare salaries to any particular peer group. Rather, the Board takes into consideration the responsibilities, experience level, individual performance levels, and amount of time devoted to the Company's needs. Salaries are reviewed annually by the Board based on the foregoing criteria and are adjusted, if warranted, by the Board.

     Long Term Incentives. The Company currently has an Employee Stock Option Plan in effect for its employees, consultants, advisors and directors. The purpose of this Plan is to create an opportunity for employees, including executive officers, to share in the enhancement of shareholder value. This Plan is administered by the Stock Option Committee, except that the Committee has no authority to grant options to employees who are also directors of the Company, such authority being reserved to the entire Board of Directors. In the administration of the Plan, the Stock Option Committee or the Board of Directors, as the case may be, reviews and grants incentive awards based upon its evaluation of the executive's individual performance, level of responsibility and overall contribution towards the Company's operations, together with the Company's achievement of development milestones and growth.


     COMPENSATION OF DR. STEVEN KATZ, PRESIDENT AND CHIEF EXECUTIVE OFFICER. A majority of the Board believes that Dr. Katz' salary and stock option grant for 1998 were consistent with the criteria described above and with the evaluation of his overall leadership and management of the Company. The Board believes 1998 was a year of significant accomplishments for the Company, including the following:


     - progress made in obtaining clinical and regulatory approvals for venous ulcer and donor site trials.

     - the development of the Company's cryopreservation process to provide a "user-friendly" method for preparing the Company's Composite Cultured Skin for application on a patient's wound.

     - the completion of enrollment and follow-up treatment for patients with Epidermolysis Bullosa at the Rockefeller University Hospital in New York.

     - expansion of the Company's personnel from 18 to 50 employees, including the hiring of Mr. William Schaeffer as the Company's new Chief Operating Officer.

     - expansion of the Company's facilities from approximately 10,000 to 20,000 square feet.

     - obtaining additional market makers for the Company's publicly traded securities and expansion of analyst coverage therefor.

     - the completion of a private placement of the Company's Common Stock, whereby the Company raised gross proceeds of $2,000,000, and the commencement of an additional private placement of the Company's Common Stock, which private placement was consummated during 1999, whereby the Company raised gross proceeds of $3,400,000.

     A majority of the Board believes the foregoing accomplishments significantly resulted from the efforts of the Company's executive officers, led by Dr. Katz. Dr. Katz' compensation for 1998 is set forth under the

"Compensation of Executive Officers" section of this Proxy Statement. Mr. Joseph Stechler, a director of the Company, has not joined in this report.

     SUMMARY. The Board believes that the Company's compensation policy, as practiced to date, has been successful in attracting and retaining qualified employees as the Company attempts to achieve its goals of enhancing stockholder value through the development and marketing of its product in the treatment of various skin disorders. See "Forward Looking Information."

                                          Respectfully Submitted,

                                          Board of Directors

                                          By: Steven Katz, Ph.D.
                                            Dr. Mark Eisenberg
                                            Ron Lipstein
                                            Alain M. Klapholz
                                            Steven Lilien, Ph.D.

                           RATIFICATION OF SELECTION
                            OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     The Board of Directors has selected the firm of Grant Thornton LLP ("Grant Thornton"), as the principal independent auditors of the Company for the fiscal year ending December 31, 1999, subject to ratification by the stockholders. Grant Thornton has served as the Company's independent auditors since 1994. If the appointment of the firm of Grant Thornton is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Grant Thornton are expected to be present at the Annual Meeting, will have the opportunity to make a brief statement at the Annual Meeting, if they so desire, and will be available to answer appropriate questions from stockholders.

                          AUTHORIZATION TO SELL SHARES
                           OF COMMON STOCK AT PRICES
                      BELOW THE THEN CURRENT MARKET VALUE
                          (PROPOSAL NOS. 3(a) AND (b))

     The Company is a development stage company and, to date, has not had any revenues from operations. The Company must maintain sufficient levels of cash reserves in order to continue its research and development, continue to conduct human clinical trials and, if the Company were to receive the necessary approvals from the Food and Drug Administration, commercially sell its Composite Cultured Skin, of which there can be no assurance (see "Forward Looking Information"). Management recommended to the Board of Directors that, in light of such cash needs, the Company must avail itself of all possible means of financing, including the private placement of its securities. Management informed the Board that the ability of the Company to offer its securities in such private placements at an offering price below the market value of such securities at the time of such private placement would afford the Company greater flexibility in structuring future financings. Accordingly, the Board of Directors, on June 1, 1999, unanimously adopted two resolutions in connection with such potential future financings, each subject to shareholder approval.

     The first of such resolutions authorized Management to enter into a placement agreement (the "Placement Agreement") with Roberts Mitani Capital LLC ("Roberts Mitani"), engaging Roberts Mitani as the Company's exclusive agent, with certain listed exceptions, for a period of not less than one nor more than twelve months, for the private placement of the Company's Common Stock and other equity securities in private placements at prices which are below the then current market value of such Common Stock or other equity securities, provided
(a) such prices are not less than a price which is then thirty (30%) percent below the then current market value of the Company's Common Stock or other such equity securities and (b) no more than 1,900,000 shares of the Company's Common Stock are issuable in all transactions entered into by the Company pursuant to such Placement Agreement. The Company entered into such Placement Agreement on May 28, 1999. The material terms of the Placement Agreement are as follows:

     1. Term. Six months, but terminable by the Company or Roberts Mitani upon thirty days prior written notice.

     2. Services. Securing financing for the Company, including a private placement of equity securities sold to accredited investors; preparing offering materials for such financing; and assisting the Company in negotiating sales in such financings with prospective investors.

     3. Compensation -- Cash. Roberts Mitani shall be paid 5% of the first $5,000,000 of proceeds received by the Company from such financing, 4% of the next $5,000,000 of such proceeds and 3% of any proceeds received in excess of $10,000,000. The Company is paying Roberts Mitani a retainer of $20,000, which is to be deducted from any of the foregoing fees payable to Roberts Mitani by the Company.

     4. Compensation -- Warrants. Roberts Mitani shall be issued five year warrants to purchase such number of shares of the Company's Common Stock equal to 4% of the number of shares of Common

        Stock issued in such financing to investors, or if the financing does not involve the issuance of shares of Common Stock, warrants to purchase such number of shares of the Company's Common Stock equal to 4% of the gross proceeds received by the Company in such financing divided by the exercise price of the warrants issued to Roberts Mitani. Such exercise price shall be 110% of the average closing prices of the Company's Common Stock on the NASDAQ SmallCap market for the ten trading days immediately preceding the earlier of the closing of the financing or the public announcement of such closing.

     5. Exclusivity. Roberts Mitani has the exclusive right to secure financing for the Company during the term of the Placement Agreement, except that no commission will be payable to Roberts Mitani with respect to any financing secured from certain persons or entities specifically identified by the Company in an exhibit to the Placement Agreement. If during the six month period after the termination of the Placement Agreement, the Company enters into a financing transaction with a person or entity with whom Roberts Mitani arranged a meeting by telephone or in person with the Company during the term of the Placement Agreement (except for the identified persons and entities with respect to whom no fee is payable by the Company to Roberts Mitani), Roberts Mitani will be entitled to receive the compensation provided for in the Placement Agreement (and described above) with respect to such financing.

     6. Expenses. The Company is required to reimburse Roberts Mitani for Roberts Mitani's out-of-pocket expenses (including legal and travel expenses), approved in advance by the Company. The Company's obligation to reimburse Roberts Mitani for its legal expenses is limited to $25,000, except if there are unforeseen circumstances.


A copy of the Placement Agreement with Roberts Mitani may be obtained by any shareholder of the Company entitled to vote at the Annual Meeting by calling Ms. Alicia Harding at the Company, (212) 740-6999. A copy of the Placement Agreement with Roberts Mitani will be available at the Annual Meeting for inspection by any shareholder of the Company entitled to vote at the Annual Meeting.


     The second resolution adopted by the Board of Directors on June 1, 1999, authorized the President or Secretary of the Company, subject to approval by the Company's Board of Directors, to enter into future placement agreements with any other placement agent for a period that will expire not later than one year after shareholder adoption of this resolution, for the sale of shares of the Company's Common Stock or other equity securities in private placements at prices which are then below the then current value of the Company's Common Stock or such other equity securities, provided (a) such prices are not less than a price which is then thirty (30%) percent below the then current market value of the Company's Common Stock or such other equity securities and (b) no more than an aggregate of 1,900,000 shares of the Company's Common Stock are issuable in all such transactions and in the transactions through Roberts Mitani.

     The shareholders of the Company are being asked hereby to (i) ratify Management's execution of the Placement Agreement with Roberts Mitani and (ii) authorize the President or Secretary of the Company to enter into future placement agreements subject to the terms outlined above.

     Although the Company is continuously in search of additional available means of financing, as of the date hereof, other than the Placement Agreement with Roberts Mitani, the Company has not entered into any agreements for the sale of the Company's securities or other capital raising transactions.

                                AUTHORIZATION OF
                REDUCTION OF EXERCISE PRICE OF CLASS B WARRANTS
                                (PROPOSAL NO. 4)

     The Company has outstanding approximately 1,188,600 publicly traded redeemable Class B Common Stock Purchase Warrants (the "Class B Warrants"), each Class B Warrant entitling the holder thereof to purchase one (1) share of Common Stock of the Company at an exercise price of $15.00 per share, unless redeemed by the Company prior to its expiration date. The Class B Warrants are redeemable by the Company in whole but not in part for $.01 per Class B Warrant, upon 30 days' prior written notice, if the market price of the Common Stock equals or exceeds $10.00 per share. The Class B Warrants were scheduled to expire on January 18, 1999. On December 3, 1998, the Board of Directors extended the expiration date to May 28, 1999, and on April 22, 1999, extended the expiration date again to November 30, 1999. Approximately 11,400 of the original 1,200,000 Class B Warrants have already been exercised.

     Management has informed the Board of Directors of the Company that it would be in the best interests of the Company to reduce the exercise price of the Class B Warrants from $15.00 to such price as the Board of Directors of the Company determines to be in the best interests of the Company. Management informed the Board that it believes that a reduction in the exercise price of the Class B Warrants may induce the holders of the Class B Warrants to exercise them and thereby provide the Company with funds it will need in the future to continue its research and development and conduct human clinical trials in the treatment of different skin disorders and for the manufacture and commercial sale of its Composite Cultured Skin.


     Based upon the foregoing recommendations of Management, on April 22, 1999, the Board of Directors of the Company adopted a resolution, subject to shareholder approval, to reduce the exercise price of the Class B Warrants from $15.00 to such lower price as the Board of Directors of the Company determines to be in the best interests of the Company, provided the exercise price of the Class B Warrants after such reduction is no less than a price which is thirty (30%) percent less than the market value of the Company's Common Stock at the time of such reduction. Joseph Stechler, a director of the Company, is a holder of Class B Warrants, and, therefore, abstained from voting on such resolution adopted by the Board of Directors.


                              BOARD RECOMMENDATION

     The Board of Directors believes that the foregoing four proposals are in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR such proposals.

                          FORWARD LOOKING INFORMATION

     This Proxy Statement includes statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future, that are based on the beliefs of Management, as well as assumptions made by and information currently available to the Company. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions, as they relate to the Company, are intended to identify such forward-looking statements. Such statements reflect the current views of Management with respect to future events and are subject to certain risks, uncertainties and assumptions, including those described in this Proxy Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and the Company reserves the right to compensate outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal office in New York, New York not later than April 6, 2000 for inclusion in the proxy statement for that meeting.


                                          By Order of the Board of Directors,

                                          Ron Lipstein, Secretary

   July 6, 1999


   THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

[X]  PLEASE MARK YOUR
     VOTES AS THIS EXAMPLE.

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 3, 1999.

                           ORTEC INTERNATIONAL, INC.

    Know all men by these presents, that the undersigned hereby constitutes and appoints Dr. Steven Katz and Ron Lipstein and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Ortec International, Inc., standing in the name of the undersigned at the close of business on June 4, 1999, at the Annual Meeting of Stockholders of the Company to be held on August 3, 1999 at the Russ Berrie Medical and Science Pavilion, 1150 St. Nicholas Avenue, New York, New York, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

       This proxy is solicited by the Board of Directors of the Company.

1.  Election of Directors.
   [ ] FOR                           [ ] AGAINST

   NOMINEES ARE: Steven Katz, Dr. Mark Eisenberg, Ron Lipstein, Alain Klapholz,
    Joseph Stechler, and Steven Lilien

    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

   -----------------------------------------------------------------------------

2.  Approval of appointment of Grant Thornton LLP as the Company's auditors.

  [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

               (Continued and to be signed on the reverse side.)

3. (a) Ratification of Management's execution of the Placement Agreement entered into by the Company with Roberts Mitani Capital LLC.

  [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

   (b) Authorization for the President or Secretary of the Company, subject to approval by the Company's Board of Directors, to enter into future placement agreements with other placement agents subject to the limitations described in this Proxy Statement.

  [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

4. Authorization of the Board of Directors to reduce the exercise price of the Class B Warrants.

  [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

5. In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

  [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

                                              The shares represented by this
                                              proxy will be voted in the manner
                                              indicated, and if no instructions
                                              to the contrary are indicated,
                                              will be voted FOR all proposals
                                              listed above. Number of shares
                                              owned by undersigned

                                              ---------------------------------.

                                              IMPORTANT:  Please sign exactly as
                                              your name or names are printed
                                              here. Executors, administrators,
                                              trustees and other persons signing
                                              in a representative capacity
                                              should give full title.

Signature:                Date:          Signature:                 Date: